EXHIBIT 99.2
GEOGLOBAL PROVIDES UPDATE ON ISRAEL BLOCKS

Calgary, Alberta, Canada, March 29, 2012 – GeoGlobal Resources Inc. (GeoGlobal or the Company) (NYSE Amex: GGR) today provides an update on its Israel Blocks.

347/Myra and 348/Sara
The Noble Homer Ferrington Semi-submersible Drilling Rig is currently working in the Levantine Basin in Israel and upon completion of the current well, will be immediately mobilized to the Myra-1 location. The rig will be available by the first week of May.  As such, the Israel Petroleum Commissioner’s Office has granted an extension for the commencement of drilling of the first well on the Myra and Sara Licenses until June 15, 2012.  Drilling of the second well will commence upon completion of the first well.   The commencement of drilling these two wells within these time frames will meet the required commitments under the Licenses.

388/Samuel
The Company has completed the processing of 43 square kilometers of ocean bottom cable 3D seismic data in the Samuel License and has filed a summary interpretation report with the Israel Ministry of National Infrastructure ahead of the April 1, 2012 deadline.  Interpretation of the seismic data continues in order to file the prospect report by June 1, 2012.  The processing and interpretation of this seismic data will allow the Company to finalize drilling decisions on this license which we anticipate will commence before the end of 2012.

About GeoGlobal

GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a U.S. publicly traded oil and gas company, which, through its subsidiaries, is engaged in the pursuit of petroleum and natural gas in high potential exploration targets through exploration and development in India, Israel and Colombia.

Cautionary Statement For Purposes Of The “Safe Harbor” Provisions Of The Private Securities Litigation Reform Act Of 1995

This press release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of GeoGlobal Resources Inc., its directors, or its officers with respect to the oil and gas exploration, development and drilling activities being conducted and intended to be conducted and the outcome of those activities on the exploration blocks in which the Company has an interest. The company updates forward-looking information related to operations, production and capital spending on a quarterly basis and updates reserves, if any, on an annual basis.

We caution you that various risk factors accompany our forward-looking statements and are described, among other places, under the caption “Risk Factors” in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.  These risk factors could cause our operating results, financial condition and ability to fulfill our plans to differ materially from those expressed in any forward-looking statements made in this press release and could adversely affect our financial condition and our ability to pursue our business strategy and plans. If our plans fail to materialize, your investment will be in jeopardy.

An investment in shares of our common stock involves a high degree of risk. Our periodic reports we file with the Securities and Exchange Commission and Canadian provincial authorities may be viewed at http://www.sec.gov and www.sedar.com.

GeoGlobal Resources Inc. www.geoglobal.com	KM Investor Relations Ltd. www.km-ir.co.il
Paul B. Miller, President and CEO Patty Lew-Lapointe, Investor Relations	Moran Meir-Beres
Phone: +1 403 777-9250 Email: info@geoglobal.com	Phone: +011 972-3-5167620 E-mail: moran@km-ir.co.il

The Equicom Group	BPC Financial Marketing
Dave Feick, Managing Director, Western Canada	John Baldissera
Phone: +1 403 218-2839 Email: dfeick@equicomgroup.com	Phone : +1 800-368-1217